Director and Executive Officer Notice

To:           Directors and Executive Officers

From:                      M. C. Kullman

Date:                      August 18, 2008

Re:	Important Notice of Special Trading Restrictions During Plan Blackout Period

This notice is to inform you that you will be subject to special trading restrictions regarding equity securities of The Laclede Group, Inc. (“Company”) during an upcoming “blackout period” that will apply to the Laclede Gas Company Salary Deferral Savings Plan, Laclede Gas Company Wage Deferral Savings Plan and the Missouri Natural Gas Division of Laclede Gas Company Wage Deferral Savings Plan (“Plans”).  This special trading restriction is imposed on directors and executive officers by the Sarbanes-Oxley Act of 2002 (“SOX”) and the SEC’s Regulation Blackout Trading Restriction (“Reg. BTR”).

The blackout period is being imposed because of the conversion to a new service provider for the Plans.  The Plans’ blackout period will begin at 4:00 pm Eastern Time on September 18, 2008 and is expected to end during the week of October 12, 2008 through October 18, 2008 (the “Blackout Period”).  During the Blackout Period, participants in the Plans will not be able to access their accounts to direct or diversify their investments or obtain a distribution from the Plans.  If you have specific questions about the Blackout Period, please call Kathy Burcham at 314-342-0705.

In accordance with Section 306(a) of SOX and Rule 101 of Reg. BTR, you are prohibited during the Blackout Period from purchasing, selling or otherwise acquiring or transferring, directly or indirectly, any equity security of the Company acquired outside of the Plans in connection with your employment or service to the Company.

This prohibition also applies to exercising stock options and other derivative securities and includes any transaction in which you have a pecuniary interest, such as transactions by your immediate family members living in your household.  There is a presumption that any transaction initiated by you in equity securities during the Blackout Period is prohibited unless you can prove that the securities were not acquired in connection with your service as an executive officer or director.

A violation of this trading restriction may result in an enforcement action against you by the SEC.  In addition, any profit realized from a prohibited trade will be recoverable by the Company.

Please call Mary Kullman at 314-342-0503 with any questions related to this notice.